DRAFT

PERSONAL AND CONFIDENTIAL

October 3, 1994

Board of Directors
Syntex Corporation
3401 Hillview Avenue
Palo Alto, CA  94304

Re: Proxy Statement of Syntex Corporation, included in the Registration Statement of Roche Capital Corporation relating to its Preferred Stock (hereinafter defined) being registered in connection with the Merger (hereinafter defined)

Madame and Gentlemen:

Reference is made to our opinion letter dated May 1, 1994 with respect to the proposed transactions contemplated by the Acquisition Agreement and Plan of Merger dated as of May 1, 1994 among Roche Capital Corporation ("Buyer") which is an indirect, wholly-owned subsidiary of Roche Holding Ltd ("Roche"), Roche (Panama) Corporation ("Merger Subsidiary") which is a wholly-owned subsidiary of Buyer, and Syntex Corporation ("the Company") (the "Agreement"). The Agreement provided for a tender offer for all of the shares (the "Shares") of the Company's Common Stock (the "Tender Offer") pursuant to which Buyer paid $24 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, Merger Subsidiary will be merged with the Company (the "Merger") and each outstanding Share (other than Shares already owned by Buyer and its subsidiaries) will be converted into the right to receive $24 in cash or, at the election of the holder, subject to the terms of the Agreement, will be converted into the right to receive shares of Limited Conversion Preferred Stock (the "Preferred Stock") of Buyer.

The foregoing opinion letter was solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--The Merger--Opinion of Financial Advisor to the Syntex Board" and "The Merger--Background of and Reasons for the Merger--Syntex" and "--Opinion of Financial Advisor to the Syntex Board" and to the inclusion of the foregoing opinion in the Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is
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required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.